Exhibit 99.1

FOR IMMEDIATE RELEASE

BAXTER APPOINTS JEFFREY A. CRAIG TO ITS BOARD
Addition of Mr. Craig complements current board expertise with deep financial, broad operational and public company board experience

DEERFIELD, Ill., SEPT. 9, 2024 – Baxter International Inc. (NYSE:BAX), a global medtech leader, today announced it has appointed Jeffrey (Jay) A. Craig, former executive chair and chief executive officer (CEO) of Meritor Corporation, to its board of directors. Mr. Craig will serve on Baxter’s Audit Committee. His appointment is effective today and brings the total number of directors serving the company to 12.
“We are excited to welcome Jay to Baxter’s board,” said José (Joe) E. Almeida, chair, president and CEO. “As a former CEO, CFO, COO and public company auditor, Jay’s broad-based business leadership and operational expertise will be a tremendous complement to our current board membership.”
About Jay Craig
Mr. Craig most recently served as executive chair and CEO of Meritor Corporation, a global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicles, where he had also previously held roles of increasing leadership including controller, chief financial officer, and president and chief operating officer. Prior to joining Meritor, he was president, GMAC Commercial, a $10 billion finance provider to the manufacturing, garment and private aircraft industries. Mr. Craig started his career at Deloitte, culminating in the role of audit partner and audit practice leader of its St. Louis office. He currently serves as a director of Arcosa Corporation and Hyliion Corporation. Mr. Craig earned a bachelor’s degree in accounting from Michigan State University and a Master of Business Administration from Duke University.

About Baxter
Every day, millions of patients, caregivers and healthcare providers rely on Baxter’s leading portfolio of diagnostic, critical care, kidney care, nutrition, hospital and surgical products used across patient homes, hospitals, physician offices and other sites of care. For more than 90 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers who make it happen. With products, digital health solutions and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on X, LinkedIn and Facebook.

Baxter is a registered trademark of Baxter International Inc.

Media Contact
Stacey Eisen, (224) 948-5353
media@baxter.com

Investor Contact
Clare Trachtman, (224) 948-3020

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